Exhibit 99.1

1195 River Road P.O. Box 302 Marietta, PA 17547-0302 (717) 426-1931 www.donegalgroup.com

November 6, 2014

By Federal Express

Gregory Shepard

7028 Portmarnock Place

Bradenton, Florida 34202

Re:	Response to Letter dated October 6, 2014

Dear Mr. Shepard:

The purpose of this letter is to respond on behalf of the Special Committee (the “Special Committee”) of the Board of Directors of Donegal Group Inc. (“DGI”) to your letter of October 6, 2014 to the Boards of Directors of DGI and Donegal Mutual Insurance Company (“Donegal Mutual”). I serve as Chairman of the Special Committee.

As Kevin G. Burke, Acting Chief Executive Officer of Donegal Mutual, communicated to you in a letter dated October 30, 2014, the Donegal Mutual Board of Directors, after reviewing your October 6, 2014 letter, “unanimously determined that it is not in the best interests of Donegal Mutual, its policyholders and its other constituencies for Donegal Mutual to enter into confidential discussions with the interested party to which you referred in your letter or to meet with you for the purpose of evaluating the merits of such discussions.”

From the inception of DGI in 1986, Donegal Mutual has held majority voting control of DGI through its ownership of DGI’s Class A common stock and Class B common stock. Therefore, the DGI Board of Directors has asked me to inform you that, in light of Donegal Mutual’s response to you and consistent with our strategy to maximize stockholder value as reflected in our publicly available reports filed with the SEC, DGI believes entering into confidential discussions with the interested party to which you referred in your letter would be unproductive for all parties.

We remind you that, in my letter to you dated July 9, 2014 in response to your June 18, 2014 letter to the DGI and Donegal Mutual Boards, the Special Committee previously expressed its willingness to meet with you and that you did not respond to the Special Committee’s offer.

Nevertheless, on behalf of the DGI Board of Directors and in response to your invitation to the DGI Board of Directors, the Special Committee remains willing to meet with you at a mutually convenient time at the Philadelphia offices of Ballard Spahr LLP, counsel to the Special Committee, to receive any information you wish to provide to the Special Committee. Because Donegal Mutual has expressed its commitment to its continued operation as an independent mutual company and because the Special Committee is offering to meet with you only on behalf of the DGI Board of Directors, you should not misconstrue this offer to meet with you as evidencing any interest on the part of DGI or Donegal Mutual in pursuing an acquisition of DGI and/or Donegal Mutual.

Gregory Shepard

November 6, 2014

If you would like to arrange such a meeting, please contact David Pittinsky at (215) 864-8117.

Very truly yours,

John J. Lyons
Chairman, Donegal Group Inc.
Special Committee

cc:	Victor Peterson, Esquire